Exhibit 99.2

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EDITED TRANSCRIPT

GEF - Q3 2014 Greif Inc Earnings Call

EVENT DATE/TIME: AUGUST 28, 2014 / 02:00PM GMT

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AUGUST 28, 2014 / 02:00PM GMT, GEF - Q3 2014 Greif Inc Earnings Call

C O R P O R A T E    P A R T I C I P A N T S

Scott Griffin Greif, Inc. - IR

David Fischer Greif, Inc. - President and CEO

Larry Hilsheimer Greif, Inc. - EVP and CFO

David Lloyd Greif, Inc. - VP, Corporate Financial Controller

Pete Watson Greif, Inc. - COO

C O N F E R E N C E    C A L L    P A R T I C I P A N T S

George Staphos BofA Merrill Lynch - Analyst

Chris Manuel Wells Fargo Securities - Analyst

Ghansham Panjabi Robert W. Baird - Analyst

Adam Josephson KeyBanc Capital Markets - Analyst

Mark Wilde Bank of Montreal - Analyst

Ross Levin Arbiter Partners Capital Management, LLC - Analyst

PRESENTATION

Operator

Greetings and welcome to the Greif Incorporated third quarter earnings conference call. At this time, all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. (Operator Instructions). As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host, Scott Griffin. Thank you. You may begin.

Scott Griffin - Greif, Inc. - IR

Thank you. Thank you, Brenda. Good morning, everyone, and welcome. As a reminder, you may follow this presentation on the web at Greif.com in the investor center under conference call.

On the call today, in order of speaking, are David Fischer, President and CEO, and Larry Hilsheimer, Executive Vice President and CFO. In addition, Peter Watson, COO, and David Lloyd, Vice President, Corporate Financial Controller, are also present and available to answer questions.

We issued our 2014 third-quarter earnings release after market closed yesterday and it is now up posted on our website, Greif.com. We have prepared slides to supplement our comments, which are posted in the investor section of our website under conference calls. We are now on slide 2.

The information provided during this morning’s call contains forward-looking statements. Actual results or outcomes may differ materially from those that may be expressed or implied. Please review our filings with the Securities and Exchange Commission for more information regarding the factors that could cause actual results to differ materially from these projections or expectations.

This presentation uses certain non-GAAP financial measures, including those that exclude special items such as restructuring charges, acquisition-related costs and other, and EBIT before and after special items. EBITDA is defined as net income plus interest expense, net, plus income tax expense, plus equity earnings of unconsolidated subsidiaries, net of tax plus depreciation, depletion, and amortization expense. Management believes that non-GAAP measures provide better indication of operating performance and a more stable platform on which to compare the historical performance of the Company than the most nearly equivalent GAAP data. All non-GAAP data in the presentation are indicated by footnotes. Tables showing the reconciliation between GAAP and non-GAAP measures are available at the end of this presentation in the 2014 third-quarter earnings release.

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AUGUST 28, 2014 / 02:00PM GMT, GEF - Q3 2014 Greif Inc Earnings Call

I would now like to turn the call over to David.

David Fischer - Greif, Inc. - President and CEO

Thank you, Scott. Please turn to slide 3. We achieved topline growth in most business segments for the third quarter, consistent with the continuation of the slow motion global recovery. Necessary steps were taken to strengthen our operations which resulted in non-cash impairment charges, restructuring charges, and higher income tax expense for the quarter.

While these actions reduced our results for the quarter, they put us in a stronger position going forward as we continue to bring greater focus to our business portfolio.

Long-term debt outstanding was reduced by $62 million during the third quarter. Larry will discuss these items in more detail during his remarks.

I have previously identified six priorities for the fiscal 2014, and I would like to provide an update on several of these to you today. The first priority involves continuous emphasis on safety, which is integral to all we do.

I am pleased that our medical case rate experienced over the past 12 months decreased 17% to 1.29 from 1.56 for the same period last year. This measure reflects improvement in the work-related actions of our employees. I am particularly pleased that an increasing percentage of our facilities worldwide have achieved a medical case rate below 1.0, which is considered world-class performance that reflects efficient and low cost performing operations.

Thus far, this has been a nine-year journey and we are close to achieving world-class status companywide. While the medical case rate is a good indicator by itself, it doesn’t tell the whole safety story. Behind this metric is a robust behavioral-based safety program, which is driving our continuous improvement.

As you can see from the slides on the accompanying points, the safety program benefits both employees and shareholders. In addition to safety, another priority I want to highlight addresses capacity utilization issues in the flexible product segment. This matter has received considerable attention during the quarter as we move forward with plans to rebuild this business for significantly improved performance.

I am now on slide 4. As previously announced, we will cease operations at our KSA Fabric hub at the end of the month. Plans are being implemented to move the equipment from that facility to other areas such as Mexico and Vietnam. Over the next several quarters, the shape of our network will change from the original hub and spoke system to one where production is geographically aligned to be more responsive to our customers’ needs. These changes will contribute to increased efficiencies, reduce fixed costs, and shorter supply chain, helping us compete better in 2015.

Please turn to slide 5. During the third quarter, we accelerated efforts concerning our sixth priority, which involves restructuring, selected geographies, and assets. These actions resulted in non-cash asset impairments, non-cash allocations of goodwill to divestitures, and restructuring charges. During Q4, we also expect to complete the sale of non-core assets and generate cash from these transactions.

In addition to taking actions on non-core asset sales, we will also accelerate actions in the fourth quarter of 2014 and beyond to address loss-makers. I am now on slide 6.

Earlier this year, we initiated a comprehensive review of our business portfolio and opportunities. These reviews are conducted every three years and are a normal part of our planning activities. Through this process, we will sharpen our focus on the core business and key growth drivers across Greif’s business portfolio. We will also realize greater operating efficiencies and improve long-term financial performance.

One of the companywide initiatives will be to align SG&A expenses with targeted goals. Larry will also be providing some specifics during his remarks.

The executive team has been working diligently and presented their initial findings to our board of directors earlier this week. A critical component of the business review was to conduct an extensive and robust historical analysis of all operations. As a result of that review, we have classified our operations into four discrete categories: divest, fix, protect, and grow. Recent actions we have taken and plan to take regarding the divestitures and facility closings are part of that process.

We are committed to acting on decisions while completing the strategy process over the next several months. The final recommendations will be presented to the board of directors in December, and we plan to share this output with our investors pending board approval. By definition, the strategy process is never final. The conclusions and plans become part of a living document that is continuously viewed and modified whenever market conditions require a change.

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AUGUST 28, 2014 / 02:00PM GMT, GEF - Q3 2014 Greif Inc Earnings Call

The Greif business system remains an integral set of business tools to help us achieve our goals. This framework has worked well for us over the past decade and is a powerful catalyst for change and unlocking additional value. Our business review process involves increased emphasis on the next chapter of tools within the Greif business system.

Please turn to slide 7. We achieved solid volume improvement in Rigid Industrial Packaging and Services in North American operations. This year, we are also experiencing more favorable weather conditions, benefiting the West Coast food season, which typically runs through October.

We have also received strong demand for our recently introduced GCUBE intermediate bulk container and the NexDRUM, our new plastic drum offering. This trend is encouraging and we are evaluating further opportunities for deployment of IBC lines in key markets.

Following a period of management changes and consolidation activities in Latin America over the past two years, we are beginning to see positive signs of improvement in that region. Most geographies, excluding Brazil, have achieved significant improvement. This region continues to face volatile economic conditions, which contribute to it being a challenging environment to operate. I am now on slide 8.

Our EMEA and APAC regions cover a large geographic footprint and economic activity levels differ in terms of their stage of recovery. In EMEA, there was positive topline growth for the third quarter 2014, led by stronger sales comparisons in multiple markets. However, there is increased political and economic volatility in certain regions that will require us to remain vigilant.

In the Asia-Pacific region, China continues to adapt to a slower growth pace and is dealing with specific issues in their domestic economy. This has an impact on other areas of Asia-Pacific which are experiencing generally sluggish conditions, especially in their domestic markets.

We have chosen not to pursue sales that did not meet our target levels. While this impacts our volumes near-term, we are confident that market forces will return to that business and to us over time. Please turn to slide 9.

We continue to benefit from our integrated position in the containerboard industry. This is driven by a commitment to service, which is complemented through ongoing efforts focused on market differentiation and product innovation within niche markets. Through these efforts and the expansion of our core choice footprint we will continue to strengthen this business.

Markets we serve remain stable and customer demand is favorable. Volume and price comparisons were positive for the third quarter, contributing to a 4% increase in sales versus a year ago. We are currently operating with a typical order backlog at our mills and sheet feeding operations.

OCC costs declined slightly during the third quarter as demand for recycled fiber remained generally balanced. I am now on slide 10.

In the flexible product segment, we began to move forward to previously announced plans to improve the poly woven business including implementation of specific financial metrics to be achieved by the end of fiscal 2015. Restructuring actions are currently underway and there will be more to come in the next quarter. We are on track and will report the specific results of these actions next quarter.

As previously announced, we are closing operations at the KSA fabric hub. This facility was underutilized given the downturn in European demand and the anticipated cost advantages that did not materialize. Furthermore, the Greif business system increased capacity well beyond our initial expectations for pre-existing operations.

In response to a question on last quarter’s conference call, it was stated that we planned to close our Hadimkoy, Turkey facility. Since that time, several fundamental changes have taken place which keeps the operation viable in the long run. The flexible products management team has worked with the local authorities and unions to find a way to remove barriers to restarting and maintaining operations.

Long-term, the Hadimkoy facility is part of the best network to service the needs of customers and its return to operations will allow us to meet these needs much sooner, in a cost-effective manner. The return to operations enables us to rebuild a strong supply chain more quickly than we previously forecasted. Finally, restoring Hadimkoy to full operating capability lowers the total cost of the illegal occupation impact to $22 million for the fiscal 2014 year.

Please turn to slide 11. Market conditions remain generally favorable in our land management business. There was stable demand and pricing for our timber assets in the Southwest United States. Our special use timberland property received increased interest during this quarter and we continue to monetize those assets.

Sources of nontimber revenue in this business segment have increased substantially during the past several years. From leasing timberland almost exclusively for recreational activities, we are now much more active in generating revenue from surface minerals, water resources, and pine straw without detracting from the value of our timberland assets.

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AUGUST 28, 2014 / 02:00PM GMT, GEF - Q3 2014 Greif Inc Earnings Call

We are also actively evaluating opportunities related to the potential of oil and gas on a portion of our properties, and we’ll provide additional information as this situation develops.

That concludes my remarks. I will now turn the call over to Larry Hilsheimer.

Larry Hilsheimer - Greif, Inc. - EVP and CFO

Thank you, David. Now turning to our financial results for the third quarter, I am now on slide 12.

Earlier this week, we issued a pre-release announcement and disclosed key items that impacted our third quarter results, factors that are anticipated to influence fourth-quarter performance and reset our guidance for fiscal 2014.

As announced in the pre-release, in addition to operational results slightly lower than previously forecast, as part of our ongoing actions to strengthen our business portfolio, we have incurred and expect to incur certain non-cash impairment charges and non-cash allocations of goodwill to divestitures, which reduced book income, but not taxable income for book purposes in all cases.

The starting point of this slide relates to the lower end of the EBITDA guidance at $475 million to $505 million that we talked about last quarter. On last quarter’s call, I shared that the bottom end of that range reflected results from operations with a minor amount of gains, excluding Timberland sale gains. At that time, we indicated that we would continue to push for operational improvements, but that the upside above the bottom end of that range was to provide for gains we contemplated from multiple transactions that were under consideration.

Therefore, we have selected the low-end of the prior guidance range to illustrate the drivers of the change in guidance. The per share number in front of you correlates to the $475 million number on that lower end of the range. The impact of the non-cash asset impairment charges will be $0.24 to $0.27, and the tax impact of the allocation of goodwill to divestitures will be $0.25 to $0.26 per Class A share, respectively, for fiscal 2014.

Additionally, operations, including increased SG&A expenses, net of tax, are expected to result in a negative adjustment of $0.08 to $0.11 per Class A share compared to prior guidance. The net of tax book gain from completed and anticipated divestments is approximately $20 million, or $0.17 to $0.18 per Class A share. Restructuring, net of tax, has been adjusted $0.01 to $0.03 per Class A share for our fiscal 2014 revised guidance.

The anticipated divestiture gains include the sale of our multi-wall business, which we expect to close shortly for a purchase price of approximately $63 million, net of adjustments, and a book gain of approximately $40 million before the allocation of approximately $22 million in goodwill.

Please turn to slide 13. A number of factors throughout fiscal 2014 have influenced our financial performance. This slide identifies the key items in order to provide a more balanced perspective of our operating results. What this slide does not address is the impact of SG&A expense increases, which I will cover later in my remarks, and a non-cash loss incurred on the sale of our Halsteren, Netherlands tinplate operation. While generating a positive economic gain, the allocation of approximately $13 million of goodwill related to the broader business reporting unit of which it was a part, resulted in a booked loss of approximately $9 million.

As discussed on prior calls, adverse weather conditions impacted our performance during the first half of 2014 and were impacted by the direct and indirect costs related to the illegal occupation of our Hadimkoy, Turkey facility. I am now on slide 14.

While we have discontinued providing guidance based on EBITDA, as promised, we continue to share it with you. This slide illustrates the non-GAAP effect of adding back the adverse weather-related cost and amounts related to the Hadimkoy occupation. Additionally, non-cash impairment charges during the third quarter have been included. Partially offsetting these amounts were timberland gains and gains on asset disposals.

Please turn to slide 15. The 2.8% increase in third-quarter net sales was principally due to higher selling prices in all segments and all regions with the exception of RIPS EMEA and RIPS Asia-Pacific. While volumes were flat on a consolidated basis, positive comparisons were achieved in Rigid Industrial Packaging and Services and paper packaging segments. These increases were partially offset by lower volumes in the flexible product segment, as that segment continues to recover from business disruptions related to the Hadimkoy occupation earlier this year.

Foreign-exchange translation was essentially flat compared to the 2013 third quarter. For the nine months of fiscal 2014, net sales increased 2.1%, also led by higher selling prices. Positive volume comparisons in North America and EMEA in Rigid Industrial Packaging and Services, and higher volumes in the paper packaging segment, were offset by lower volumes in rigid industrial packaging in Latin America and Asia Pacific and the Flexible Products and Services segment.

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AUGUST 28, 2014 / 02:00PM GMT, GEF - Q3 2014 Greif Inc Earnings Call

The year to date impact from foreign-exchange translation was less than 1%. I am now on slide 16.

Gross profit decreased $1 million to $216 million for the 2014 third quarter. Higher costs included in Flexible Products and Services segment, primarily related to using third-party products to address customer needs as a result of the Hadimkoy occupation, drove a gross profit margin decrease 18.6% for the third quarter compared to 19.2% a year ago. Overall, other segments, excluding land management, were stable on a gross profit margin basis.

Gross profit for the first nine months of 2014 was flat compared to the same period last year. However, gross profit margin decreased to 18.4% from 18.8% a year ago, again driven by the Hadimkoy impacts.

Please turn to slide 17. SG&A expense increased 9.5% to $129 million for the third quarter of 2014 compared to the third quarter of 2013. Specific items that contributed to this increase included $3.4 million of increased amortization expense related to intangible assets, higher professional fees of $4.2 million related primarily to fees incurred related to incremental audit activity required of our audit firm as a result of the review of their audit process by the PCAOB, fees we incurred with other firms to support the audit process and fees related to our strategic planning process.

We anticipate additional increased professional fees in the fourth quarter of this year compared to last year’s fourth quarter related to auditor change and additional strategy work. There was also an unanticipated $2.9 million bad debt expense in the paper packaging segment as well as scalable business platform expenses.

Out of our incurred and anticipated SG&A expenses, we have identified approximately $6.5 million of expenses incurred this year that we do not expect to be incurred in fiscal 2015 and future years. Concerning the controllable items, we are launching an initiative specifically focused on reducing SG&A expense across the Company.

Thus far, in addition to the aforementioned expected professional fee reduction, we have identified $30 million to $35 million of specific SG&A reductions to be implemented with the full-year impact to be realized in fiscal 2016 phased-in through fiscal 2015 as implemented.

In addition, we have a focused effort to drive out SG&A expenses further by employing GBS principles to accomplish our objectives. For 2014, year to date, SG&A expense was up 6.5% to $386 million. I am now on slide 18.

Our third quarter 2014 operating profit decreased 38% to $60 million, primarily due to the non-cash charges and the higher SG&A expenses I just discussed. There were $15.4 million of non-cash asset impairment charges principally related to our flexible products and services, and Rigid Industrial Packaging and Services segments. $13.5 million of non-cash allocations of goodwill to divestitures reducing book gains and $4.2 million of restructuring charges in the 2014 third quarter. These items are a byproduct of actions taken in the quarter to improve our business as we address opportunities to strengthen our business portfolio. There will be additional charges in the fourth quarter as we accelerate implementation of these initiatives.

Operating profit was flat for the first half of fiscal 2014, so the entire year-over-year difference was attributable to third quarter results. For the nine months ended July 31, 2014, operating profit was $207 million compared to $245 million a year ago.

Please turn to slide 19. Free cash flow for the third quarter of 2014 decreased to $57 million from $59 million for the same period last year. Cash provided by operating activities decreased to $77 million for the quarter from $80 million a year ago. Capital expenditures were $54 million for the third quarter, including $22 million of timberland purchases reinvested in like kind exchange transactions.

Free cash flow for 2014 year to date was $37 million compared to $48 million in 2013. The most significant factor in the year-over-year difference is the higher amount of timberland purchases in fiscal 2014.

In terms of capital expenditures for fiscal 2014, we have reduced our estimate to $130 million from $153 million in our original guidance.

I am now on slide 20. Interest expense was $21 million for the third quarter, an increase of $1.5 million compared to a year ago. The increase was the result of higher average debt outstanding, primarily resulting from the two acquisitions completed in the first quarter of 2014, offset by lower average interest rates due to the refinancing activities in certain countries.

Total debt outstanding was reduced by approximately $62 million during the third quarter. Net debt to net capitalization was 47.6% at the end of the third quarter and we expect to reduce that ratio further by fiscal 2014 year-end. For the first nine months of 2014, interest expense of approximately $62 million was similar to a year ago. Debt outstanding at July 31, 2014 was 3% above the end of fiscal 2013 and 9% below the end of the first quarter 2014. Note that we completed two acquisitions in the first quarter.

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AUGUST 28, 2014 / 02:00PM GMT, GEF - Q3 2014 Greif Inc Earnings Call

Please turn to slide 21. Income tax expense increased to $28 million for the third quarter of 2014 from $26 million last year. The effective tax rate for the quarter was significantly impacted by an increase in the estimated full-year effective tax rate due to lower pretax book income, including the previously noted non-cash asset impairment charges of $15.4 million and $33 million of forecasted non-cash allocations of goodwill to divestitures, which reduced book gains and generated no tax benefit, as well as other net discrete tax expense. Additionally, income tax expense reflects a shift in earnings mix based on increased income in North America, which is a higher tax rate jurisdiction.

The effective tax rate for the quarter was 75.2% compared to 35.2% for the same period in 2013. The income tax expense for the 2014 year to date period was $64 million versus $59 million a year ago. The effective tax rate for the first nine months of 2014 was 46.4% compared to 33.9% for the same period last year. Our previous expectation of approximately $80 million of income tax expense for fiscal 2014 is now expected to be approximately $104 million.

I am now on slide 22. Slow-motion global economic recovery is anticipated to continue during the remainder of fiscal 2014, resulting in moderate sales volume improvement and slightly higher raw material costs in certain regions. The Rigid Industrial Packaging and Services segment is anticipated to benefit from moderate volume growth, especially in Europe, and Greif business system cost savings. The Company will continue to pursue the sale of select non-core assets which could result in additional non-cash impairment and restructuring charges.

In addition, we expect to close the previously discussed multi-wall sale soon, which will generate taxable gain in excess of the estimated $18 million book gain. Based on these factors, including anticipated gains from the sale of select non-core assets, fiscal 2014 Class A earnings-per-share guidance is $1.98 to $2.08 a share. This guidance excludes timberland gains of approximately $16.9 million or $0.20 per Class A share, as well as future — any future impairment charges. We plan to provide earnings-per-share guidance based on adjusted earnings beginning in fiscal 2015.

In closing, I will also mention that the audit committee recently selected Deloitte & Touche as the Company’s independent registered public accounting firm for the year ended October 31, 2014. That concludes my remarks. We will now be pleased to answer your questions.

Q U E S T I O N    A N D    A N S W E R

Operator

(Operator Instructions) George Staphos, Bank of America.

George Staphos - BofA Merrill Lynch - Analyst

A couple of questions to start and then I will turn it over and come back. Larry, perhaps, if you could help me; the pre-release from a couple of days ago suggests that there would be roughly, I think, around $48 million of charges from the impairment of goodwill and restructuring. And I am just wondering how much of that will show up in the fourth quarter, if it is implicit in your slide deck and your financials.

Apologies that I haven’t already calculated it. But what should we expect from the fourth quarter in terms of nonrecurring items that were isolated in your preannouncement?

Larry Hilsheimer - Greif, Inc. - EVP and CFO

A big part of that goes to the gain transaction that I spoke of on the Multi-Wall business. If you go back to my comments on that, the amount of goodwill allocated to that sale transaction is $22 million. We also have a number of other pending transactions that would have similar goodwill allocations that would impact us in the same manner of having no tax benefit. And we have some level of restructuring charges we still anticipate for the remainder of the year.

George Staphos - BofA Merrill Lynch - Analyst

Okay. Is there any — you at least outlined the $22 million associated with Multi-Wall. Is there a way, and again, forgive me if I haven’t already calculated it — if it is implicit in your financials, what kind of restructuring charges we should expect for fiscal fourth quarter?

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AUGUST 28, 2014 / 02:00PM GMT, GEF - Q3 2014 Greif Inc Earnings Call

Larry Hilsheimer - Greif, Inc. - EVP and CFO

I will ask David Lloyd, who is our Corporate Controller, to address it because there is also something that is a broader item on that. Do you have that information?

David Lloyd - Greif, Inc. - VP, Corporate Financial Controller

Yes. One of the broader factors impacting it, we made a decision during the quarter to re-class how we are presenting both restructuring charges and asset impairment charges on the face of our income statement. So, historically, if we were taking asset impairment charges that were associated with a restructuring activity, that was actually reported as part of restructuring expense.

We have now reclassified that during the quarter so that those asset impairment charges are being shown separately with the other asset impairment charges on the face of the income statement. So we are anticipating total restructuring charges for the year to come in around $17 million. And if you included the types of asset impairment charges that would have historically also been shown on that line, we are expecting that total to be somewhere around $27 million for the year. So, some of those amounts will now be shown on the asset impairment line.

George Staphos - BofA Merrill Lynch - Analyst

All right. Let me ask the question a little bit differently. You put out an 18-page press release. There are lots of schedules and tables. We appreciate the detail. You have a very long slide deck again.

Ultimately, what would you expect the non-operating charges in fiscal fourth-quarter to look like, so that we might be able to delve into what the true earnings power for the Company is?

David Fischer - Greif, Inc. - President and CEO

As David indicated, George, we had — we expect the full year restructuring charges to be right around $17 million. So that equates to roughly $6.4 million is our current estimate of what that would be in the fourth quarter.

Asset impairment, you really don’t know asset impairments, obviously, until they happen. That between — so we have several million dollars that we put in, but it is really just a book holder, because obviously if it was impaired, we’d already have had to take it.

George Staphos - BofA Merrill Lynch - Analyst

I understand.

David Fischer - Greif, Inc. - President and CEO

And then, on the transaction related piece, as I said, we had roughly $22 million on the multi-wall transaction. And, David, do you know what our estimate is on the other transactions we anticipate occurring?

David Lloyd - Greif, Inc. - VP, Corporate Financial Controller

In terms of the gains?

Larry Hilsheimer - Greif, Inc. - EVP and CFO

Yes.

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AUGUST 28, 2014 / 02:00PM GMT, GEF - Q3 2014 Greif Inc Earnings Call

David Lloyd - Greif, Inc. - VP, Corporate Financial Controller

Yes. So we are anticipating about another $10 million in gains on (multiple speakers).

Larry Hilsheimer - Greif, Inc. - EVP and CFO

But of gains — but how much of goodwill allocated to those? Do you have that number?

David Lloyd - Greif, Inc. - VP, Corporate Financial Controller

(multiple speakers) that.

George Staphos - BofA Merrill Lynch - Analyst

Okay. That’s fine.

Larry Hilsheimer - Greif, Inc. - EVP and CFO

We will come back to it, George, and share that.

George Staphos - BofA Merrill Lynch - Analyst

All right. My last question and I will turn it over. So, in the past, the Company has had, I think, a 12%, if I am not mistaken, EBITDA target by end of fiscal 2015. At least you would hit that run rate. Correct me if I’m wrong, with that premise.

If that was a correct premise, do you still hold to that? And, given the fact that you are still losing money at the EBITDA level, why should we even believe that? Thanks, guys, and I will turn it over.

David Fischer - Greif, Inc. - President and CEO

I think that goal was for the FPS business.

George Staphos - BofA Merrill Lynch - Analyst

Yes, for flexible.

David Fischer - Greif, Inc. - President and CEO

Yes, for flexible. I just want to make sure we are segmenting that right. With some of the — this is David. So with some of the — George, it is a good question. With some of the steps we are taking on the major restructuring of the footprint, we believe — and the fact that the Hadimkoy illegal occupation put us a little bit behind the eight ball in the timing, we believe that it is a tough goal, but one we still think we can achieve by the end of next year given the major changes that are going on in the business.

And, as we will be able to report on what has actually been done in the coming quarter, we will be able to tell you a little bit more color around how much of the SG&A comes out of that business. And you will start to see the stepping stones that lead to that type of performance being within our reach.

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AUGUST 28, 2014 / 02:00PM GMT, GEF - Q3 2014 Greif Inc Earnings Call

Operator

Chris Manuel, Wells Fargo.

Chris Manuel - Wells Fargo Securities - Analyst

Just wanted to kind of circle around on a couple of elements and maybe — if I could go back to slide 12 in your deck where you run from, I think, your old guidance to your new guidance, if we sort of strip out all the noise items, the last four or five of your assets, restructuring, gains, et cetera and we just focus on the operational piece of the business, the down roughly $0.10, what changed between 90 days ago when we spoke to today, within the operations piece?

I mean, looking at your volumes, David, it looks as though North America, Europe, some of these regions, sounds like they are actually doing a little bit better. I think you mentioned that it wasn’t going to cost you as much or be as big of a drag now with the Turkey piece, now that you are going to use it. So can you help us through what the puts and takes within the business — the core remaining fundamental business as to what has gotten worse, and maybe what the outlook would be?

Larry Hilsheimer - Greif, Inc. - EVP and CFO

Yes. I will start, Chris, and good morning, and ask maybe Pete and David to chat a little bit more specifically to operations. But the professional fee piece of the SG&A cost that we mentioned was a big part. We also had a strike in South Africa that generated about $1 million of loss. We had that unexpected bad debt in what is usually a very high performing and low bad debt business in the paper side.

So, those three elements combined to drive a lot of the difference from what we talked about forecasting in the second quarter to now what we are forecasting at this point. Margin while stable outside of the flexibles business, was not as robust as we had hoped it would be. And Pete or David, any other elements that you —

Pete Watson - Greif, Inc. - COO

I think we have seen a couple of delays in the fulfillment of some of our growth in our product lines that we have introduced. I will draw your attention to IBCs and NexDRUM. Both have very strong order books, but with the transition to new customers, we just haven’t hit our marks in terms of the last couple of months. We expect those kind of volumes to appear in the Q4 type time range. That was the only additional item out of that in Larry’s comments.

Chris Manuel - Wells Fargo Securities - Analyst

Okay. Is some of that push-out also related to the reduction in CapEx, that maybe some of that is deferred to later or is that —?

Pete Watson - Greif, Inc. - COO

No. No. That is not — it is simply more of fulfilling the supply chains of our major customers during transition periods, and doesn’t have to do with new capital going out the door.

Chris Manuel - Wells Fargo Securities - Analyst

Okay. The next question, then, is, if I could turn to the flexibles business, I realize there had been — the strategies had to evolve and change as — quite a bit over the years, but even just in the last quarter as you have decided what you needed to do in Turkey. The target is still getting to, I think, 9%-ish on the EBIT side; I think 12%, you said, on the EBITDA side.

Can you talk about what needs to be done to achieve that? In other words, in the past, you have talked about needing to spend money on acquisitions or needing more money for restructurings. Just maybe without getting into all the details of what, when, where, why, how, but ballpark for us kind of a pace to achieve that.

Is it relatively linear over the next three years? Does it require spending $50 million to $100 million more between restructuring and acquisitions or things to get there? What are the needs to get from point A to point B in kind of a just rough cadence of how we get there?

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AUGUST 28, 2014 / 02:00PM GMT, GEF - Q3 2014 Greif Inc Earnings Call

Pete Watson - Greif, Inc. - COO

This is Pete Watson. I will answer that question, if you will. If you look at — we are trying to fix the base of where we are now. So we have got some very specific quarterly milestones that we are targeting the business to identify the performance targets.

And, really, if you look at the buckets, the first is the SG&A cost initiatives, which we will have — we have identified a little over $20 million in SG&A savings. We will have 50% of that done going into November of 2014, which is the first month of our quarter. The balance of that will be throughout the run rate of 2015.

Restoring our capacity and our production rates in Turkey to full capacity is the end of October, so the end of our fiscal year. And what that will do is provide much better ability to respond to customers, reduce the large backlogs and enable us to be in a position to start to grow that business.

The closure of KSA and the redeployment of those assets to Mexico and Southeast Asia will be completed by the end of Q1. That will greatly increase our ability to grow those two regions. As David indicated those are two of our highly targeted growth regions, so throughout 2015 our expectation is to see increased volume and increased profits in those two regions.

And, again, our ability to fix that network initially will drive the improvements for this year. Going forward, we have identified opportunities to expand through acquisition, and additional capital requirements to grow certain segments. But that is far off. We are more focused on fixing where we are and having a solid base of performance in the footprint we are in right now.

Larry Hilsheimer - Greif, Inc. - EVP and CFO

Chris, may I? It is Larry. I am just going to interrupt just briefly and respond back to the question George asked earlier. George, the amount of goodwill that we anticipate being — offsetting divestment gains for the year is $33 million, which ends up with no tax benefit. So, that ought to complete the picture for you.

Chris Manuel - Wells Fargo Securities - Analyst

Okay. So, just if I could clarify so just on the point with respect to the flexibles and the SG&A elements, before when you gave us some targets to get to kind of 9% EBIT, 12% EBITDA margin there, the new announcement today regarding $30 million to $35 million of SG&A expense reduction, these are not mutually exclusive events. It sounds like, from what you said, $20 million of that might be embedded within flexibles. The other $10 million to $15 million is new and incremental and is across the rest of the business. Is that correct or am I thinking about this the right way?

Pete Watson - Greif, Inc. - COO

Chris, this is Pete again. You are correct. So we have targeted $30 million to $35 million. $20 million of that is FPS and the balance are specific opportunities that we are executing, in the process of executing now, that will reach that target. And then that is the first stage of our approach to SG&A cost opportunity.

David Fischer - Greif, Inc. - President and CEO

Yes, and I just want to remind you to the comment I made in my remarks, which that does not include what we expect to not reoccur with respect to professional fees of about $6.5 million.

Chris Manuel - Wells Fargo Securities - Analyst

Okay. That’s helpful. And then, just last question, and then I will turn it over. And I have some more, but just this last one. If you could help us — look, it is a lot of moving parts, obviously, and help us kind of boil this down to what this means for free cash flow this year.

A lot of the divestitures and tax elements and things are cash, non-cash, and some will flow out of investing activity. But when we think about cash flow, and we now have an update on what the CapEx element will be, help us kind of get to — or how would you help us get to what you think is a reasonable range? I mean, as we have kind of done our work, we kind of get to something low $100 million range. But does that sound correct or are there some elements here we are missing?

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AUGUST 28, 2014 / 02:00PM GMT, GEF - Q3 2014 Greif Inc Earnings Call

David Fischer - Greif, Inc. - President and CEO

Let me get to my schedule here for a second, because I don’t want to misstate. I think you are very accurate. We would anticipate —

Chris Manuel - Wells Fargo Securities - Analyst

Well, at one point earlier in the year and I guess maybe it may have been before your tenure, I think the bottom end of the range was like $128 million. But, how I got there was I took what you suggested for EPS and back — some elements of tax and some elements of what might be cash in different pieces out of here. And I am — look, it’s not precise. But, directionally, in the $100 million, $120 million range is seeing where (multiple speakers).

David Fischer - Greif, Inc. - President and CEO

Yes. I was just turning to my schedules here, Chris, and, yes, you’re right. You are right in that ballpark.

Chris Manuel - Wells Fargo Securities - Analyst

Okay. So that gives us a sense of where we are this year. Looking to next year, then, is this a normalized CapEx level? And can we then add on some of these other savings and get to something that’s maybe more like a $150 million, $175 million? Or how would we think about moving forward?

David Fischer - Greif, Inc. - President and CEO

Yes. That is our game plan. Obviously I would say 2015 is a transition year. As you execute on plans to reduce SG&A, some of that is going to involve cost to get the SG&A out. But I think that you are on the right path relative to where we should be ending up coming out of — we will achieve some of that in 2015 and going into 2016. That is the right direction, Chris.

Operator

Ghansham Punjabi, Robert W. Baird.

Ghansham Panjabi - Robert W. Baird - Analyst

I am going to go back to George’s question, because I am not sure I understand the answer yet. So just to clarify for all of us, what exactly is the fourth quarter EPS guidance range for this year? Let’s start there.

Larry Hilsheimer - Greif, Inc. - EVP and CFO

We have not historically provided guidance, obviously, by quarter. But we have provided our year EPS guidance at $1.98 to $2.08. I haven’t, frankly, gone down and done the simple math to figure out what that is on that. But, obviously, (multiple speakers) do that.

Ghansham Panjabi - Robert W. Baird - Analyst

So, so far it this year, what is the year-to-date EPS? Is it $1.32 or $1.42?

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AUGUST 28, 2014 / 02:00PM GMT, GEF - Q3 2014 Greif Inc Earnings Call

Larry Hilsheimer - Greif, Inc. - EVP and CFO

Like I said, I didn’t go back and look. Do you have that there, David?

David Lloyd - Greif, Inc. - VP, Corporate Financial Controller

Yes. Year to date is $1.32.

Larry Hilsheimer - Greif, Inc. - EVP and CFO

Yes, $1.32.

Ghansham Panjabi - Robert W. Baird - Analyst

$1.32 year-to-date, and the fourth quarter does not include new restructuring, but it includes existing restructuring and it includes gains, correct?

Larry Hilsheimer - Greif, Inc. - EVP and CFO

It includes — it does include what we anticipate as restructuring, yes. What it doesn’t include is (multiple speakers)

Ghansham Panjabi - Robert W. Baird - Analyst

(multiple speakers) your strategic decision-making, what do you visualize is the ultimate commonality for the various businesses in the portfolio? Is it sort of a mini conglomerate type model that continues to include containerboard and land? Is it a more focused industrial packaging company that emerges over time? Any sort of early thoughts on this would be helpful. Thanks.

Larry Hilsheimer - Greif, Inc. - EVP and CFO

First, let me come back to the guidance which, consistent, we are not including the timberland gains and we are not building in any estimate of impairments into that guidance.

With respect to our strategic footprint going forward, we continue to work on what is the right portfolio of businesses for us. Currently, we don’t have any plans to exit timber. We don’t have any plans to exit paper.

What we are looking at is some of the things that are non-core assets or underperforming operations. If we can’t fix them and transform them, we will exit them. And that is the process that we are working through at this point in time. And the teams will be engaged in terms of identifying the plants to fix and transform. A lot of that activity is ongoing as we speak.

Ghansham Panjabi - Robert W. Baird - Analyst

Okay. And then, just in terms of the volumes on the West Coast that you called out as being favorable in North America on the food side, how does that kind of relate to that news flow that we are getting in terms of the drought and the impact it is having on the farming areas? Is it a very specific sort of product line that you are benefiting from? And how should we think about the fourth quarter in particular?

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AUGUST 28, 2014 / 02:00PM GMT, GEF - Q3 2014 Greif Inc Earnings Call

David Fischer - Greif, Inc. - President and CEO

This is David. Thanks for the question. When you look at the food business, particularly on the West Coast, there is a lot of noise coming out of that area about their significant drought. Fortunately, the types of products and the types of food products that we package with ours sit a little further north and a little further inland than where the major drought issues are happening, number one.

And it looks like, for that region of a little bit further north and a little bit further inland, the actual growing season has been quite strong. So we don’t anticipate any, let’s say, disruption here in the fourth quarter. As far as overall fourth quarter, we have a somewhat of a modest comparison from last year.

What was in that was the paper increase fully realized last — this same time period, Q4 2013. So, while our gain looks a little bit more modest, we still think it is going to be in that low single-digits type region and anticipate the food portion of that being contributing to North America’s recovery.

Operator

Adam Josephson, KeyBanc.

Adam Josephson - KeyBanc Capital Markets - Analyst

Just back to the slide, the EPS guidance, for a second. I’m just trying to get to kind of a normalized EPS, assuming Q4 is a fairly clean number. I know you said you have $10 million of asset sales; I think $6 million of restructuring.

If I take the $2.48, reduce that by $0.10 for lower operations on $2.35, $2.40, weather in Turkey, I think about $0.10. So take that up to $2.50; SG&A is going to be lower by about $6.5 million in subsequent years so you are up to $2.55 or so. Is that a reasonably normalized number, assuming no major changes in flexible? I know you are expecting significant improvement in flexible, but assuming flexible stays as is, is that kind of $2.55 area a reasonable kind of normal area or am I missing something or a couple of things?

Larry Hilsheimer - Greif, Inc. - EVP and CFO

I am just thinking for a minute. I’m trying to remember what might be baked into the beginning numbers you started with that might not be something recurring. I just don’t want to mislead in any stretch.

Adam Josephson - KeyBanc Capital Markets - Analyst

On the net income bridge, you have got the weather add-back and the Turkey add-back, so that is what I was (multiple speakers)

Larry Hilsheimer - Greif, Inc. - EVP and CFO

Right. I’m just trying to think through, was there anything in the first half of the year that — I mean, we obviously had some restructuring cost and those type of things, but nothing major. I think that is a rational walk through it. Nothing comes to my attention that would say you are off on that, Adam.

Adam Josephson - KeyBanc Capital Markets - Analyst

Okay. Just a couple of other ones. Larry, in terms of the guidance for 2015 — forgive me for not catching what you said, but what guidance did you say you would provide for 2015?

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AUGUST 28, 2014 / 02:00PM GMT, GEF - Q3 2014 Greif Inc Earnings Call

Larry Hilsheimer - Greif, Inc. - EVP and CFO

We are going to move to adjusted EPS. I mean, that is what all of you folks seem to be on anyway. And I think it makes more sense than us staying on GAAP. We will obviously disclose GAAP — obviously, we will be doing that, but just moving to adjusted EPS.

Adam Josephson - KeyBanc Capital Markets - Analyst

And what about restructuring charges? How will those be treated?

Larry Hilsheimer - Greif, Inc. - EVP and CFO

That would be just within our guidance.

Adam Josephson - KeyBanc Capital Markets - Analyst

Excluded or — because you are currently including them.

Larry Hilsheimer - Greif, Inc. - EVP and CFO

Yes. We would end up excluding them.

Adam Josephson - KeyBanc Capital Markets - Analyst

Okay. So you will exclude those and timberland sales and impairment and everything. So, okay; just one about the macro — any talk about EMEA, Asia-Pac? What about Europe? Have you seen any notable deterioration there? Obviously, the news flow coming out of Europe has not been particularly positive of late.

Pete Watson - Greif, Inc. - COO

This is Pete. I will answer that. It is really — you have got to look at it two ways, Western Europe and Eastern Europe. Our Eastern Europe business has done quite well. It is steady and continues to have strong performance. Russia is one of our biggest engines there. And, again, that performance has been very steady and performing well.

A good part of our customer base there has very little exposure to export markets, which is helping. If you look at Western Europe, there are some signs of the economy backsliding, but we have had some very strong performing components of that business and some that had some challenges by regions. If you look at our performance in this quarter, it is better than it was a year ago, but it is under our target, so we still have some challenges that we are working on and driving.

We are seeing improvements in certain substrates and volume. Our steel business was up versus a year ago. And if you look at North Africa and the Middle East, we continue to have very strong performance there, and it is fairly stable in terms of our volumes and our profit performance.

Adam Josephson - KeyBanc Capital Markets - Analyst

Thanks, Pete. And, Pete, just one more for you on containerboard. How would you classify industry fundamentals at the moment? And what do you think the likelihood is that they deteriorate on account of the, obviously, the recent fairly significant capacity additions and pending capacity additions?

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AUGUST 28, 2014 / 02:00PM GMT, GEF - Q3 2014 Greif Inc Earnings Call

Pete Watson - Greif, Inc. - COO

Yes. Answer it two ways. The first, I don’t think it has changed anymore than it was a year ago. Or excuse me; a quarter ago on the existing capacity issues. There are some potential announcements on increased capacities. But, the reality in the space we participate in, it is a smaller space. It is a niche space and we have levers to try to offset and mitigate as much as possible any of those threats.

Again, we focus on being more of a value system than a volume system for our specialty products. And we can over-integrate at times. That is how we mitigate and try to perform in that space during those more challenging market times.

Adam Josephson - KeyBanc Capital Markets - Analyst

Thanks, Pete. And, Larry, just one more on cash flow; I know in response to Chris’s question you talked about low $100 millions as your expectation for the year. What is your working capital expectation embedded in that, just out of curiosity?

Larry Hilsheimer - Greif, Inc. - EVP and CFO

I will actually maybe ask Pete to give you some color on our working capital situation.

Pete Watson - Greif, Inc. - COO

Yes. If you looked at our working capital, we are about a half a day higher than we were a year ago at this point. We have had improvements in payables and we have really got three areas — three businesses that are creating a large percentage of that negative working capital change.

About 40% of that is in AR in a certain region, and then we have two businesses that we have higher inventory for a variety of reasons that are creating that gap. We have got plans in place to address those and mitigate that. And, again, our working capital change is improving, but not to the level we expect. And there will be significant emphasis on that, as we have had in the last six months going forward.

Adam Josephson - KeyBanc Capital Markets - Analyst

Is there any way to quantify the drag that you expect for the full year?

Larry Hilsheimer - Greif, Inc. - EVP and CFO

I don’t have that for you, but we can follow up.

Operator

Mark Wilde, Bank of Montreal.

Mark Wilde - Bank of Montreal - Analyst

Wondered if we could go back to the flexibles business. Dave, can you give us some sense now of what you see kind of the top line in that business looking like over the next few years?

David Fischer - Greif, Inc. - President and CEO

Yes, I think, even with all the closures that we have had and restructuring of our assets, something in that $500 million range is a good expectation for, let’s say, the next 12, 18 months. We obviously have to recover from the illegal occupation in Turkey. That put a big hole in our supply chain and knocked us back a little bit.

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AUGUST 28, 2014 / 02:00PM GMT, GEF - Q3 2014 Greif Inc Earnings Call

But, through this process, we are very proud of the fact that the flexibles management team has been able to maintain our key global customers buying from us, and keeping an open dialogue with them, restoring sales to them as our capabilities come back.

Mark Wilde - Bank of Montreal - Analyst

And, if we kind of go from there to the $20 million in SG&A, which winds up being about a 4% reduction, can you give us some sense of what the pieces of that SG&A reduction are? It seems quite large relative to the size of the business.

Pete Watson - Greif, Inc. - COO

This is Pete Watson, hello. The pace we started out was still in advance of our current run rate, so the expectation of having a much higher business organizationally, it was still more in line with that. So what we are doing is aligning structurally a cost and an organizational level more appropriate with the size of the business.

It also includes changing some of the shared service components of that, and streamlining how we support some of those functions in sourcing and finances et cetera. It is also, as we improve the businesses and remove loss makers, with that comes a reduction in some of that SG&A cost.

Mark Wilde - Bank of Montreal - Analyst

Pete, can you help us understand what changed at this Hadimkoy facility in the last 90 days? I think that is your biggest plant over in Turkey. And so I am just — I am trying to figure out, it looks like it is going to be shuttered one quarter and now it looks like we’re going to move forward as is. What exactly is going on there?

Pete Watson - Greif, Inc. - COO

Yes, really, two big issues, Mark; and David can add some commentary afterwards. The equipment that was required to move to another facility is very large, similar to, in the paper business, some of the equipment. And as we are getting permitting, local authorities did not allow us permitting because of some of the structure of the buildings we were going to transfer it to. Some of the permitting changed. That was one thing, the biggest issue.

And, with that, we had to get our abilities to get our supply chain back in line, and we felt that was the quickest and fastest way to achieve that. With that, we also got local authorities’ cooperation to ensure we had mitigated some of our risks in security that we encountered from six months ago.

David Fischer - Greif, Inc. - President and CEO

Yes, I would just add, Mark, there were two things that we couldn’t tolerate going forward and announced the closure of the facility that have changed our thinking. Truly, the support from the local authorities had gone 180 now past the election process that they went through. Prior to the election process, they were in freeze-frame on acting on this issue.

Secondly, the unions, which have been very supportive of our efforts and working with us, have been able to help us purge the elements of the Communist Workers Party that infiltrated our workforce there and caused the initial disruption. This is something we didn’t have a lot of experience in. You don’t see this kind of thing coming very easily.

But postelection, I would say the combination of what the unions have been able to do in terms of support and the local authorities has changed our thinking, in addition to the fact that the cold hard facts are to reestablish a supply chain to supply our big customers much sooner, much faster with sales and products from our own facilities of versus third-party purchases, Hadimkoy plays a real critical role in that.

So when you look at it and you get past the emotion of, I am never going to deal with those folks again, and put in the proper protocols to make sure it doesn’t happen next time around, you lead yourself back to the answer, the right answer of just restoring that thing to full capacity.

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AUGUST 28, 2014 / 02:00PM GMT, GEF - Q3 2014 Greif Inc Earnings Call

Mark Wilde - Bank of Montreal - Analyst

All right. The last question I had on flexibles is just, Dave, if you can help us with kind of thinking through all the ripples from this KSA closure. I think you have already talked about moving some equipment to Vietnam and to Mexico, but I know that you had started up a fabrication facility in Morocco not that long ago. I think that was using fabric from the KSA facility. So is that kind of now an open question whether Morocco operates? And what other ripples might there be?

David Fischer - Greif, Inc. - President and CEO

Well, I would tell you — first of all, Mark, you have a very good memory. Second of all, as I previously talked in other conference calls that the cost advantage for the KSA hub that we forecasted didn’t come to be. We can guess or surmise why — how much of that was impacted because of the advent of fracking in North America and the change in overall feedstock markets around the world.

But, the truth is that the added capacity with the downturn in Europe, plus with the cost advantage not being materialized, said that that was the wrong thing for us to do, and to hunker back to our core capabilities to meet customer demand.

And the second part of your question with Morocco, Morocco is a fine operation. It was dependent upon KSA fabric coming over there to be converted, and then supplied to both Europe and North America. Without it being fully integrated, and not having the cost advantage again that we previously forecasted as a KSA fabric going to it, it becomes a question mark of whether or not to make it fully integrated. It doesn’t require new capital to do that, but it would require capital to move into that facility from other locations. The question is, do we fully integrate that or do we have, through the GBS, enough capacity in existing facilities to meet customer demand and shut it down.

I will tell you that, backing up from the trees for a moment and looking at the forest, one of the things I am encouraged by is, we have mis-stepped and underperformed for a number of years now with the growth element of the FPS business. Now, with the fact that we are not making any major moves in growth or new capacity or new facilities, we are back to what we do really well, which is grind operations for the most efficient output possible. And we are in that space as we speak right now, so I am confident in the team that they have the right path to go back to our roots and go back to what we do really well. We have already adjusted the top end of expectations of this business, but as far as the profitability of the business, that is what we are focused on. And I think the team and our capabilities as an operating group are well-suited to accomplish that.

Mark Wilde - Bank of Montreal - Analyst

Okay. All right. And the last question I had is, can you just give us some color just generally on the geographies and the assets where you see unacceptable results right now, and where you are going to be working over the next 12 to 18 months?

Pete Watson - Greif, Inc. - COO

This is Pete Watson. FPS, we have talked about it, and Morocco, as you have identified, is one of the final nonperforming businesses there. Rigid packaging in Western Europe, there is some opportunities, particularly struggles in Germany that we are addressing. We have identified and corrected everything in APAC that was causing us problems.

We do have some lags in North American targeted businesses, not necessarily related to the economy. It’s more operationally and are we the right fit, and are we configured correctly. And in Brazil we have some challenges as well. So that gives you, geographically, a little overview.

Operator

Ross Levin, Arbiter Partners.

Ross Levin - Arbiter Partners Capital Management, LLC - Analyst

Stepping back a little bit and trying to understand the Company’s difficulties in terms of its international production within FPS, my recollection from, I guess, mid-2010, an analyst day discussing the FPS strategy, was that the resin pricing advantage was fairly central to the strategy and was substantiated by long-term contracts, which, of course, the Company wasn’t in a position to disclose.

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AUGUST 28, 2014 / 02:00PM GMT, GEF - Q3 2014 Greif Inc Earnings Call

Trying to understand essentially what happened there, what its implications are for the broader FPS strategy, and what it implications are for confidence in management’s ability to execute on that strategy, particularly when it’s combined with this recent extreme difficult — labor difficulty in Turkey, which strikes me as somewhat uncharacteristic of Turkish labor experience, although I am certainly no expert. But, just trying to understand why the Company has been so accident prone, essentially, in this area.

David Fischer - Greif, Inc. - President and CEO

Back in the investor presentation you talked about, back in 2010, we highlighted two fundamental drivers of value for the KSA hub and how we were going to leverage those despite the fact that we acknowledged it would be a longer supply chain, those values we felt would drive the profits we originally talked about and drive the competitive advantage. I believe, and I am not going to get into specifics with the supply base that we have, but I believe the advent of fracking has changed the attitude or the posturing of how folks view what the market pricing is from which we have a contracted discount. So if the index changes, but you still have the same discount, that changes a lot, and when it comes to the supply chain cost flowing through, number one.

And as far as the specific question about Turkey, actually Turkey has been quite volatile with labor unrest, particularly guided towards capitalistic or Western companies. There are a number of companies that have experienced this type of unusual, let’s say, broader social agenda disruptions. And we happen to be in either the wrong place at the right time, or we looked soft and vulnerable to them or whatever.

But in hindsight, we now understand that the Communist workers that infiltrated our worker — our workforce did this over a number of quarters, where they would just hire one or two in every few weeks. And it came in under the radar. But this is actually something that has been very central to the Turkish area and a concern for a lot of producers who operate within Turkey.

Ross Levin - Arbiter Partners Capital Management, LLC - Analyst

All right. Fair enough. I mean, maybe we can follow it up off-line, but I would be interested in understanding a little bit better why, essentially, the index basis in terms of, say, of resin pricing rebounded so unfavorably to Greif Brothers, given that this was a fairly large commitment, fairly central to the FPS strategy. And to some extent, I think, based on a certain amount of familiarity that you have from your prior work in the kingdom.

David Fischer - Greif, Inc. - President and CEO

Yes. And I would say, I don’t want to pin it all on just the resin changing. The other big driver there was that we overbuilt just prior — or committed to overbuild just prior to the economic downturn of first quarter 2011. And all that added capacity and capability to fuel our next wave of expansion didn’t have a bright future in terms of being filled up. So there was a confluence of events there. It was not just a singular one.

Ross Levin - Arbiter Partners Capital Management, LLC - Analyst

Fair enough.

David Fischer - Greif, Inc. - President and CEO

Be happy to follow-up on that.

Operator

(Operator Instructions) George Staphos, Bank of America.

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AUGUST 28, 2014 / 02:00PM GMT, GEF - Q3 2014 Greif Inc Earnings Call

George Staphos - BofA Merrill Lynch - Analyst

A few additional ones. Just philosophically, the $7.7 million of non-cash loss associated with the sales, you are not extracting that from, if you will, nonoperating earnings or you are not adding it back. I’m just wondering why that is the case.

And then, mechanically, I wanted to understand. The amortization of intangibles that is driving the higher SG&A, is that being driven by the goodwill impairments that are occurring within these transactions? Or is it being driven by something else?

Larry Hilsheimer - Greif, Inc. - EVP and CFO

I will turn it over to David to address your second point about — or your first point. But, on the second point, George, this is just the ramp-up related to acquisitions that we have done over, like, the beginning of this year and last year. The amortization of the intangibles related to those businesses is what is flowing into SG&A and it is just more than it was in the past. That’s all. It is not the impairments.

George Staphos - BofA Merrill Lynch - Analyst

Okay. So we should assume that is a continuing factor, non-cash though it might be. Because, when I look at RIPS, if I adjust for the non-cash loss on the transaction, I adjust for the amortization, you actually would have been up in earnings if I do my math correctly in RIPS, which would go in hand in hand with the improvement in volume, but you are saying this amortization, this is an ongoing future for the Company and for the segment, then.

Larry Hilsheimer - Greif, Inc. - EVP and CFO

Yes. And a couple of things, one is a lot of the — we do have asset impairments, but we have also had goodwill impairments and allocations of goodwill impacting gains, not impairments, but allocations of goodwill that are coming down. So the impairment — or, I mean, the intangibles that are subject to amortization have been going up.

And let me just give you some numbers, George, because it may be helpful. So in 2009, our amortization within SG&A was $8.2 million. 2010 it was $10.4 million. 2011 it was $12.4 million. 2012 it is $15.3 million; 2013, $15.5 million. And now it is $18.9 million. And that is year to date each of those years three quarters. And so, yes, now, obviously, over time some of that gets fully amortized and falls off. But we still have some time on that before it starts fading away.

George Staphos - BofA Merrill Lynch - Analyst

Thanks for that, Larry. And the other question in terms of just the — why include the loss on the sales.

Larry Hilsheimer - Greif, Inc. - EVP and CFO

Yes. So what you are seeing up there on the operating line, the 7.7 includes a loss related to the sale of the Halsteren tinplate business offset by a variety of gains and just on regular sales of property, plant, and equipment. And so the Halsteren item actually has been factored into the divestment numbers that you have seen.

David Fischer - Greif, Inc. - President and CEO

Yes, and we report it in a way that we historically reported divestments is why it is reported that way, George.

George Staphos - BofA Merrill Lynch - Analyst

Okay. Fair enough. I just want to come back to flexible packaging. So, Dave, did I hear you say you still think you can hit that goal? And that is the goal, the 10% to 12% EBITDA — or excuse me, the 12% EBITDA margin by the end of 2015?

Or, really, given all the moving parts and given all the challenges, you haven’t changed the number, but that is more a function of you are not done with the whole review process. And it is more likely than not that that number will change with, perhaps, a downward bias in terms of the end of 2015.

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AUGUST 28, 2014 / 02:00PM GMT, GEF - Q3 2014 Greif Inc Earnings Call

David Fischer - Greif, Inc. - President and CEO

Yes, George. Thanks for that clarification. I’m sorry if I wasn’t clear earlier. We still adhere to that goal and are driving towards that goal on a run rate basis by Q4 of 2015.

I will give you just a little bit more color. That goal is — we don’t like underperforming or missing our goals anymore than our shareholders like seeing it; in fact, probably worse. And that goal is something we are pushing extremely hard on, and it is driving the restructuring. Or at least it is a big driver in the restructuring of the current asset base, the current executive structure over the business, the management, SG&A.

We have a very committed program that’s well underway last month, this month, the start on the process of getting there in a more deliberate fashion. And I wanted to make a broader question, I think, it was back to Chris Manuel’s earlier — broader comment is back to Chris Manuel’s earlier question about SG&A reduction. I think we mentioned the professional fees leaving as around $6.5 million. That will not be reoccurring next year. And then we have this goal of $30 million to $35 million of SG&A reduction.

It, in itself, is kind of a broader effort to kickstart the performance of the company to have a much more aggressive self-help agenda and generate more profit improvement than what the global economy is yielding to us. So that effort is very hand in glove with what is going on in FPS and FPS is just a part of that broader effort. And I would tell you that it is the beginning of this next wave of our strategy and implementation of the GBS and it will not — it will happen independently of what we are doing on other things that will get our SG&A down to where it should be.

That would include things like LN, which didn’t come up on the phone today, but those type of efforts are ongoing, on track. And we — I just want to make sure I paint the picture that this is the first wave of what we are going to do, and there will be more to come over the coming years. But, back to your specific question, it would be a run rate goal that we are going to adhere to for the end of 2015.

Operator

Ladies and gentlemen, we do apologize that we do have to conclude our question and answer session at this time. I would like to turn the floor back to management for any additional remarks.

David Fischer - Greif, Inc. - President and CEO

Thank you, Brenda. While the slow motion global recovery continues to influence our markets, there are some signs of further improvement that appeared but are not yet trends. We are responding in this business environment by implementing specific measures to improve our performance. These include divestitures, non-core asset sales, and decisions to close facilities.

Additionally, we will be implementing SG&A reductions as Larry and I have discussed. As we complete our business review, we were accelerating these efforts in the coming quarters. We look forward to updating you on our progress and thank you for your time today.

Scott Griffin - Greif, Inc. - IR

Thank you, David. The replay of this conference call will be available later today on our website, Greif.com. We appreciate your interest and participation in this conference call. Thank you and have a good day.

Operator

Thank you, ladies and gentlemen. This does conclude today’s teleconference. You may disconnect your lines at this time and thank you for your participation.

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AUGUST 28, 2014 / 02:00PM GMT, GEF - Q3 2014 Greif Inc Earnings Call

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